Rule 424(b)(3)
                                            File Nos. 333-82583 and 333-82583-01
PRICING SUPPLEMENT NO.22 DATED September 29, 2000 (To Prospectus Dated June 8, 2000, as Supplemented June 15, 2000)

                          COUNTRYWIDE HOME LOANS, INC.
                           Medium-Term Notes, Series I
                   due Nine Months or More from Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                Fixed Rate Notes


Trade Date:                September 29, 2000                 Book Entry:    |x|
Issue Price:               100%                               Certificated:  |_|
Original Issue Date:       October 5, 2000     Principal Amount:     $20,000,000
Stated Maturity Date:      April 5, 2002       Net Proceeds:         $19,998,600
Interest Rate:             6.845%              Specified Currency:  U.S. Dollars


Exchange Rate Agent:       N/A

Agent:                     Countrywide Securities Corporation

Minimum Denomination:      $1,000
Interest Payment Dates:    April 5th and October 5th, commencing April 5, 2001
Record Dates: March 20th and September 21st

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:                          Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Estate Option: Check box if the Estate Option is applicable  |_|

Additional/Other Terms:





         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loan's other unsecured and unsubordinated indebtedness. As of May 31, 2000, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $20,273,469 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of that date, Countrywide Home Loans had $9,363,148,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.